Exhibit 99.4

                             [LOGO OF MOLSON COORS]

                    MOLSON AND COORS COMPLETE MERGER TO FORM
                          MOLSON COORS BREWING COMPANY

MONTREAL, Canada, and GOLDEN, Colorado, February 9, 2005 - Molson Inc. (TSX:
MOL.A) and Adolph Coors Company (NYSE: RKY) today announced that they have completed the transaction announced on July 22, 2004, to combine Molson and Coors in a merger of equals. Molson Coors Brewing Company is a new global brewing company with the operating scale and balance sheet strength to be a major player in the continuing consolidation of the brewing industry.

Molson and Coors shareholders approved the combination at their special shareholder meetings held on January 28 and February 1, 2005, respectively, and the Quebec Superior Court approved the transaction as required by Canadian law on February 2, 2005.

W. Leo Kiely III, chief executive officer of Molson Coors Brewing Company said, "By combining Molson and Coors, we have created a company with the market and financial strength necessary to drive organic growth and compete more effectively in today's increasingly challenging global market, while preserving the rich heritages of two of the world's most prominent brewing companies. We look forward to drawing on this brewing heritage and the combined strengths of a world-class management team to deliver greater value to our customers, partners, employees and shareholders."

"This transaction marks a new and important chapter in the history of both companies," said Eric H. Molson, chairman of Molson Coors Brewing Company. "It leverages successful business relationships and builds on the strategic and cultural fit between our two companies. With an impressive track record in brewing excellence, the new Molson Coors Brewing Company will be a dynamic and competitive organization that will create long-term value for our shareholders and the communities in which we operate."

SUMMARY OF THE TRANSACTION

The transaction was structured as a Plan of Arrangement under which each share of Molson held by a Canadian resident was exchanged, at the election of the holder, for exchangeable shares in a Canadian subsidiary of Molson Coors and/or Molson Coors stock. Molson shares held by nonresidents of Canada have been exchanged for Molson Coors stock. The transaction was structured to be tax-deferred to Canadian resident Molson shareholders who have properly elected to receive exchangeable shares, and taxable to U.S. holders of Molson shares and those Canadian resident Molson shareholders who choose to convert to Molson Coors stock.

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Under the Plan of Arrangement, each Molson Class B common share has been converted into shares which were exchanged for 0.126 voting share and 0.234 non-voting share of Molson Coors (or exchangeable shares, as applicable) and each Molson Class A non-voting share has been converted into shares which were exchanged for 0.360 non-voting share of Molson Coors (or exchangeable shares, as applicable). A total of 2,437,513 Class A exchangeable shares and 32,161,792 Class B exchangeable shares of Molson Coors Canada and 64,275 shares of Class A common stock and 12,084,689 shares of Class B common stock of Molson Coors Brewing Company have been issued as part of the merger transaction to former Molson shareholders. In addition, Molson shareholders of record at close of business on February 8, 2005, were eligible to receive a CDN $5.44 special dividend as part of the transaction.

Starting today, the Molson Coors Brewing Company is listed on the New York Stock Exchange under the ticker symbol NYSE:TAP.A and TAP. On the Toronto Stock Exchange, Molson Coors common stock trades under the ticker symbol TAP.A and TAP.NV, and the exchangeable Class A and Class B shares trade under the symbol TPX.LV.A and TPX.NV.

EXECUTIVE OFFICES AND HEADQUARTERS

Molson Coors executive offices will be located in the metropolitan areas of Denver, Colorado, and Montreal, Quebec. The Canadian operational headquarters will be located in Toronto, Ontario, the U.S. operational headquarters will be in Golden, Colorado, the U.K. headquarters will be in Burton-on-Trent, and the Brazilian headquarters will be in Sao Paulo, Brazil.

MANAGEMENT STRUCTURE AND BOARD COMPOSITION

Molson Coors Brewing Company is drawing on an accomplished group of leaders from both companies: Eric H. Molson serves as chairman of the Board; W. Leo Kiely III, chief executive officer; Daniel J. O'Neill, vice chairman, synergies and integration; and Timothy V. Wolf, chief financial officer.

Molson Coors Brewing Company will have a 15-member Board of Directors composed of five members nominated by the Molson family, five members nominated by the Coors family and three directors elected by the company's non-voting shareholders including holders of non-voting exchangeable shares. W. Leo Kiely III and Daniel J. O'Neill are directors. Nine members of the company's Board of Directors will be independent of management and the controlling shareholders.

SYNERGIES AND COST SAVINGS

The company has established an Office of Synergies and Integration to facilitate the development and implementation of plans to achieve the expected benefits of the transaction. Through this Office, chaired by Daniel J. O'Neill, the company expects to achieve annualized synergies of approximately US$175 million over three years.

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The principal sources of these synergies include the optimization of brewery networks, increased procurement efficiencies, streamlined organizational design and consolidated administrative functions.

PORTFOLIO OF BRANDS

The Molson Coors company has a well-established beverage portfolio that includes Coors Light, Molson Canadian and Carling. In addition, Coors, Keystone, Aspen Edge, Zima XXX, Worthington's, Molson Ultra, Export, Molson Dry, Rickard's and Kaiser will be important brands in the portfolio.

ABOUT MOLSON COORS BREWING COMPANY

Molson Coors Brewing Company (NYSE: TAP, TSX: TAP.NV) is the fifth-largest brewer in the world, with pro-forma combined annual volume of 60 million hectoliters and net sales of more than US$6 billion. Molson Coors has a leading market share in Canada and in the U.K., a growth profile in the U.S. and an emerging market opportunity in Brazil, as well as a portfolio of well-established brands including Molson Canadian, Coors Light and Carling. Founded by pioneering families and tracing its roots back to 1786, Molson Coors Brewing Company has 18 breweries and 15,000 employees worldwide.

FORWARD-LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as "would," "may," "will," "expects" or "expected to" and other terms with similar meaning indicating possible future events or actions or potential impact on the businesses or shareholders of Molson Coors Brewing Company (the "Company"). All forward-looking statements in this press release are expressly qualified by information contained in the Company's filings with regulatory authorities. The Company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Certain factors that could cause the Company's results to differ materially from those described in the forward-looking statements can be found in the definitive proxy statement and the periodic reports filed by the Company with the Securities and Exchange Commission and available at the Securities and Exchange Commission's internet site (http://www.sec.gov).

CONTACTS

Investors                                            Media
Dave Dunnewald                                       Sylvia Morin
303-279-6565                                         514-590-6345

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